SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  CCA Investments Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:  190 North Canon Dr.,

Suite 402

Beverly Hills, CA

TELEPHONE NUMBER:

(310) 432-0010

NAME AND ADDRESS OF AGENT FOR

SERVICE OF PROCESS:

CT Corporation System

1300 East 9th Street

Cleveland, OH 44114

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/ /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the sole Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Beverly Hills and State of California on this 27thday of September 2012.

CCA Investments Trust

/s/ Adam Checchi_________

By: Adam Checchi, Trustee

ATTEST:

/s/ Julie Collins__

By: Julie Collins, Secretary